SCHEDULE A

Amended as of March 1, 2018

to the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated February 8, 2017 between

THE ADVISORS’ INNER CIRCLE FUND II

and

Kopernik Global INVESTORS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Kopernik Global All-Cap Fund	Class A Shares	1.35%	February 28, 2019
Kopernik Global All-Cap Fund	Class I Shares	1.10%	February 28, 2019
Kopernik International Fund	Class A Shares	1.35%	February 28, 2019
Kopernik International Fund	Class I Shares	1.10%	February 28, 2019

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND II		KOPERNIK GLOBAL INVESTORS, LLC

By:	/s/ Dianne M. Descoteaux	By:	/s/ Sarah L. Bertrand
Name:	Dianne M. Descoteaux	Name:	Sarah L. Bertrand
Title:	VP & Secretary	Title:	Assistant General Counsel

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